EXHIBIT A

JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:	March 25, 2010 New York, New York		/s/ Marguerite R. Gorman, attorney in fact
Marguerite R. Gorman

IAT REINSURANCE COMPANY LTD.

Dated:	March 25, 2010 New York, New York	By:	/s/ Marguerite R. Gorman, attorney in fact
Name: Peter R. Kellogg Title: President and CEO